Exhibit 99.1

Synergy Pharmaceuticals to Present at the Deutsche Bank Health Care Conference

NEW YORK, N.Y., April 26, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced the company is scheduled to present a corporate update at the 41st Annual Deutsche Bank Health Care Conference on Wednesday, May 4, 2016 at 2:50 p.m. Eastern Time.

A live webcast of the presentation will be accessible through the Investor Relations section of the company’s website at www.synergypharma.com. A replay of the webcast will be available on Synergy’s website for 60 days following the conference.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. Our proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. Plecanatide is our first uroguanylin analog currently being evaluated for use as a once-daily tablet for two functional GI disorders, chronic idiopathic constipation and irritable bowel syndrome with constipation. Plecanatide is a 16-amino acid peptide that is structurally similar to uroguanylin with the exception of a single amino acid change. Plecanatide is designed to replicate the function of uroguanylin by working locally in the upper GI tract to stimulate digestive fluid movement and support regular bowel function. Dolcanatide is our second uroguanylin analog currently being explored for inflammatory bowel disease. Dolcanatide is designed to be an analog of uroguanylin with enhanced resistance to standard digestive breakdown by proteases in the intestine. For more information, please visit www.synergypharma.com.

Company Contact:

Gem Hopkins

V.P., Investor Relations and

Corporate Communications

212-584-7610

ghopkins@synergypharma.com